Exhibit 10.6

TITANIUM METALS CORPORATION
2008 Discretionary Bonus Plan

I.	PURPOSE OF THE PLAN

Titanium Metals Corporation (the “Company”) hereby establishes the Titanium Metals Corporation 2008 Discretionary Bonus Plan (“Plan”) pursuant to which discretionary bonuses may be awarded to plan participants to provide incentives to attain superior performance.

II.	ADMINISTRATION OF THE PLAN

2.01	The Plan is hereby adopted by the Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors, effective January 1, 2008.

2.02
The Plan shall be administered by the Company’s Chief Executive Officer (the “CEO”), who shall determine the eligibility of Plan participants and the amount of the bonus awards payable under the Plan for each Plan year.  The Committee shall review and consider for approval bonus awards payable to the Company’s executive officers as defined by the rules of the New York Stock Exchange.

III.	DETERMINATION OF PARTICIPANTS

The eligible participants in the Plan are all senior managers employed by TIMET who are designated to participate in the Plan by the CEO.  Attached as Exhibit A to the Plan is the initial list of eligible participants.  The CEO may add or remove eligible participants in his discretion.  In order to receive a bonus award under the Plan, eligible participants must be employed by TIMET on the last day of the plan year and on the actual date of payment of the bonus award in the calendar year following the plan year unless otherwise approved by the CEO.  Bonus awards will be paid to plan participants in a single cash payment on March 15th of the calendar year following the plan year.  Eligible participants in this Plan shall not be eligible to participate in the TIMET Profit Sharing Plan.

IV.	PAYMENT OF BONUS AWARDS

Bonus awards under the Plan are payable in the discretion of the CEO and will be determined based on the CEO’s evaluation of each participant’s overall performance of his or her responsibilities and the performance of the Company in meeting its business objectives during the Plan year.  The CEO may consult with or seek recommendations from other TIMET executive officers and the Committee concerning the bonus awards to be paid to plan participants each Plan year.  Criteria considered in the determination of the amount of bonus awards include the participant’s individual annual performance rating, managerial effectiveness, effectiveness in communication throughout the organization, contribution to the Company’s attainment of its Annual Operating Plan, enhancement of the Company’s long-term growth potential and advancement of the Company’s long-term, strategic goals.

V.	GENERAL PROVISIONS

5.01	The Plan year is the 12 consecutive months coinciding with the Company’s fiscal year. The Committee may at any time amend, suspend or terminate the Plan.

5.02
No Plan participant shall have the right to alienate, pledge or encumber his/her interest in any bonus award to which he/she may become entitled under the Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

5.03
The Plan is not a contract of employment.  No term of the Plan shall be construed to restrict the right of the Company to terminate or change the terms of any plan participant’s employment with the Company at any time or to confer on any plan participant the right to continue in the employ of the Company for any period of time or to continue any plan participant’s present or any other rate of compensation.  No plan participant shall have any right to future participation in the Plan.

5.04	The Company shall have the right to deduct from all bonus award payments under the Plan any foreign, federal, state or local taxes required by the law to be withheld with respect to such payments.

5.05	This Plan shall be construed in accordance with, and shall be governed by the laws of the State of Texas.